ARTICLE III
DIRECTORS

Section 1.    Number; Classification; Nominations; Election; Term of Office.
(a)    The Board shall consist of such number of Directors as the Board may from time to time determine, provided that in no event shall the number of Directors be less than three (3), and provided further that no reduction in the number of Directors shall have the effect of shortening the term of any incumbent Director.
(b)    The Board of Directors (herein the “Board”) shall be divided into three classes, as nearly equal in number as possible. In the event of any increase in the number of Directors, the additional Director(s) shall be added to such class(es) as may be necessary so that all classes shall be as nearly equal in number as possible. In the event of any decrease in the number of Directors, all classes of Directors shall be decreased as nearly equally as may be possible. Subject to the foregoing, the Board shall determine the class(es) to which any additional Director(s) shall be added and the class(es) which shall be decreased in the event of any decrease in the number of Directors. At each annual meeting of shareholders the successors to the class of Directors whose term shall then expire shall be elected for a term expiring at the third succeeding annual meeting after such election.
(c)    In addition to the qualifications set out in Section 3 of this Article III, in order to be qualified for election as a Director, persons must be nominated in accordance with the following procedure:
Nominations of persons for election to the Board of the Corporation may be made at a meeting of shareholders by or at the direction of the Board or by any shareholder of the Corporation entitled to vote for the election of Directors at the meeting who complies with the procedures set forth in this Section 1(c). In order for persons nominated to the Board, other than those persons nominated by or at the direction of the Board, to be qualified to serve on the Board, such nominations shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a shareholder's notice shall be delivered to or mailed and received by the Secretary of the Corporation not less than 90 days nor more than 120 days prior to the meeting; provided, however, that in the event less than 100 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such shareholder's notice shall set forth (i) as to each person whom the shareholder proposes to nominate for election or re-election as a Director, (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of the Corporation which are beneficially owned by such person, (D) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, (including without limitation such person's written consent to being named in the proxy statement as a nominee and to serving as a Director if elected) and (E) if the shareholder(s) making the nomination is an Interested Person, details of any relationship, agreement or understanding between the shareholder(s) and the nominee; and (ii) as to the shareholder(s) making the nomination (A) the name and address, as they appear on the Corporation's books, of such shareholder(s) and (B) the class and number of shares of the Corporation which are beneficially owned by such shareholder(s). At the request of the Board, any person nominated by the Board for election as a Director shall furnish to the Secretary of the Corporation that information required to be set forth in a shareholder's notice of nomination which pertains to the nominee. No person shall be qualified for election as a Director of the Corporation unless nominated in accordance with the procedures set forth in this Section 1(c). The chairman of a meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by the Bylaws, and if he or she should so determine, shall so declare to the meeting, and the defective nomination shall be disregarded. The chairman of a meeting shall have absolute authority to decide questions of compliance with the foregoing procedures, and his or her ruling thereon shall be final and conclusive.
(d)    Directors shall be elected at annual meetings of the shareholders, except as provided in Section 2 of this Article III, and each Director shall hold office until his or her successor is elected and qualified.
(e)    The Board, upon good cause shown and by a vote of a majority of Directors, may grant a leave of absence to a Director for a specified period of time that shall not exceed one year. The Corporate Governance and Nominating Committee shall determine appropriate adjustments to compensation and stock awards with respect to any Director granted leave under this provision.